SUB-ITEM 77C: Submission of matters to a vote of security holders

The following proposals were made to shareholders of each of The Hartford Conservative Allocation Fund (“Conservative Allocation Fund”), Hartford Moderate Allocation Fund (formerly The Hartford Balanced Allocation Fund) (“Moderate Allocation Fund”) and The Hartford Growth Allocation Fund (“Growth Allocation Fund”) (each a “Fund”), each a series of The Hartford Mutual Funds, Inc., at a special meeting of shareholders held on April 4, 2014. The special meeting was adjourned until May 9, 2014, when the proposals were approved with respect to Conservative Allocation Fund and Moderate Allocation Fund. With respect to Growth Allocation Fund, the proposals were not voted upon at the April 4, 2014 special meeting due to the failure to obtain the votes necessary to achieve a quorum, and did not receive the requisite votes for approval at subsequent adjourned meetings on May 9, 2014 and May 10, 2014.

The proposals included:

1) A proposal to approve the sub-advisory agreement between Hartford Funds Management Company (“HFMC”), the investment manager of each Fund, and Wellington Management Company, LLP (“Wellington Management”) pursuant to which Wellington Management serves as the sub-adviser to each Fund and manages each Fund's assets.

Fund Name   For  Against  Abstain  Uninstructed
Conservative Allocation Fund 8,220,283.415 380,868.772 739,804.308 1,642,314.000
Moderate Allocation Fund 22,099,467.825 979,550.245 1,793,879.600 5,915,507.000

2) A proposal to approve the retention of fees paid and the payment of fees payable by Hartford Investment Financial Services, LLC, each Fund’s former investment manager, and HFMC (as applicable) to Wellington Management for its sub-advisory services to each Fund.

Fund Name   For  Against  Abstain  Uninstructed
Conservative Allocation Fund 8,183,371.719 402,518.572 755,066.204 1,642,314.000
Moderate Allocation Fund 21,850,416.330 1,151,043.257 1,871,438.083 5,915,507.000

3) A proposal to authorize HFMC to select and contract with sub-advisers that are not affiliated with HFMC or the Funds (other than by reason of serving as a sub-adviser to one or more sponsored mutual funds of the Hartford Financial Services Group, Inc.) and to materially amend investment sub-advisory agreements without obtaining shareholder approval.

Fund Name   For  Against  Abstain  Uninstructed
Conservative Allocation Fund 7,971,252.187 612,139.762 757,564.546 1,642,314.000
Moderate Allocation Fund 21,201,030.200 1,793,032.829 1,878,834.641 5,915,507.000